Exhibit 10.7
AMENDMENT TO MANAGEMENT RETENTION AGREEMENT
     THIS AMENDMENT TO MANAGEMENT RETENTION AGREEMENT is dated as of March 3, 2006 (this “Amendment”), by and among Youbet.com, Inc., a Delaware corporation (“Youbet”), UT Group, LLC, a Delaware limited liability company (“Seller”), Joe Tracy (“Tracy”) and Terry Woods (“Woods”). Capitalized terms that are not defined elsewhere in this Amendment shall have the meanings ascribed to such capitalized terms in the Agreement (as defined below).
RECITALS
     A. Youbet, Seller, Tracy and Woods are parties to that certain Management Retention Agreement, dated as of February 10, 2006 (the “Agreement”).
     B. Pursuant to Section 11 of the Agreement, Youbet, Seller, Tracy and Woods desire to amend the Agreement upon the terms and conditions set forth in this Amendment.
AGREEMENTS
     In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
     1. Recitals. Effective as of the date first set forth above, the section entitled “RECITALS” of the Agreement is amended and restated in its entirety to read as follows:
R E C I T A L S
     A. Youbet and Seller are parties to that certain Stock Purchase Agreement, dated as of November 30, 2005 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and among Youbet, UT Gaming, Inc., a Delaware corporation (“Purchaser”), Seller and United Tote Company (“United Tote”), pursuant to which Purchaser, a wholly-owned subsidiary of Youbet, acquired from Seller all of the capital stock of United Tote.
     B. As a material inducement to cause Youbet and Purchaser to enter into the Purchase Agreement, Tracy entered into that certain Restricted Stock Purchase Agreement (the “Tracy Restricted Stock Purchase Agreement”), dated November 30, 2005, by and between Tracy and Youbet and that certain Lock-Up Agreement (the “Tracy Lock-Up Agreement”), dated November 30, 2005, by and between Youbet and Tracy, and Woods entered into that certain Restricted Stock Purchase Agreement (the “Woods Restricted Stock Purchase Agreement” and, together with the Tracy Restricted Stock Purchase Agreement, the “Restricted Stock Purchase Agreements”), dated November 30, 2005, by and between Woods and Youbet and that certain Lock-Up Agreement (the “Woods Lock-Up Agreement” and, together with the Tracy Lock-Up

Agreement, the “Lock-Up Agreements”), dated November 30, 2005, by and between Youbet and Woods.
     C. Upon the Closing (as defined in the Purchase Agreement), the Restricted Stock Purchase Agreements and Lock-Up Agreements were terminated and Youbet, Purchaser, Tracy and Woods replaced the incentives for Tracy and Woods to remain in the employ of United Tote after the Closing (as defined in the Purchase Agreement) provided under such agreements with the incentives contemplated in the Agreement.
     D. Tracy serves as the Vice President, Game Development of United Tote pursuant to the terms of that certain Employment Agreement, dated as of September 5, 2003, by and between Tracy and United Tote, as amended by that certain First Amendment to Employment Agreement, dated November 30, 2005, and by that certain Second Amendment to Employment Agreement, dated March 3, 2006 (the “Tracy Employment Agreement”).
     E. Tracy desires to continue to serve as Vice President, Game Development of United Tote in accordance with the terms of the Tracy Employment Agreement.
     F. Effective as of the date hereof and in connection herewith, Woods and United Tote have entered into that certain Settlement and General Release Agreement, dated as of March 3, 2006 (the “Release Agreement”), pursuant to which Woods resigned from his position as the President and Chief Operating Officer of United Tote and waived any and all claims against United Tote and certain other released parties, including, but not limited to, those arising in connection with that certain Employment Agreement, dated as of September 5, 2003, by and between Woods and United Tote, as amended by that certain First Amendment to Employment Agreement, dated November 30, 2005 (the “Woods Employment Agreement”).
     G. Woods remains bound by certain provisions of the Woods Employment Agreement.
     H. Woods and Purchaser are parties to that certain Non-Compete Agreement, dated as of November 30, 2005 (the “Non-Compete Agreement”).
     2. Termination of Certain Agreements. Effective as of the date first set forth above, Section 1 of the Agreement is amended and restated in its entirety to read as follows:
     1. Termination of Certain Agreements. The parties hereto hereby acknowledge and agree that, upon the Closing, the Restricted Stock Purchase Agreements and Lock-Up Agreements terminated and became null and void, without any liability of any party to any other party thereunder.
     3. Payments upon Termination of Employment. Effective as of the date first set forth above, Section 2 of the Agreement is amended and restated in its entirety to read as follows:

     2. Payments upon Termination of Tracy’s Employment.
     (a) In the event that Tracy ceases to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet prior to February 9, 2007 for any reason, (i) Youbet shall have the right to set off $500,000 against any amounts due or outstanding under the $1.8 Million Note (as defined in the Purchase Agreement), or (ii) if the $1.8 Million Note has been voluntarily prepaid, Youbet and Seller shall jointly direct the escrow agent in writing to pay $500,000 to Youbet from the escrow account established pursuant to Section 2(b) of the $1.8 Million Note (the “Retention Escrow Account”), by delivery of written notice of such termination and Youbet’s exercise of either such right to Seller; provided, that this Section 2(a) shall not apply in the event (i) United Tote, Youbet or any other direct or indirect subsidiary of Youbet terminates Tracy’s employment without “Cause”, as defined in the Tracy Employment Agreement, (ii) Tracy’s employment is terminated as a result of him suffering any mental or physical impairment or disablement that prevents him from performing his duties as an employee of United Tote, Youbet or any other direct or indirect subsidiary of Youbet for a period of 90 days (whether or not consecutive) in any 180 day period or (iii) Tracy’s employment is terminated as a result of his death, and after such termination described in clause (i) or (ii) Tracy ceases to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet.
     (b) In the event that prior to February 9, 2007, Woods breaches Sections 5, 6, 7 or 8 of the Woods Employment Agreement or any provision of the Non-Compete Agreement or the Release Agreement (collectively, the “Woods Covenants”), Youbet shall have the right to set off $500,000 against any amounts due or outstanding under the $1.8 Million Note, or (ii) if the $1.8 Million Note has been voluntarily prepaid, Youbet and Seller shall jointly direct the escrow agent in writing to pay $500,000 to Youbet from the Retention Escrow Account, by delivery of written notice of such breach and Youbet’s exercise of either such right to Seller. Nothing contained in this Agreement shall be deemed to amend the terms and conditions of the Woods Covenants in any respect.
     (c) For the avoidance of doubt, the obligations set forth in Sections 2(a) and (b) are cumulative, such that if, prior to February 9, 2007, Tracy ceases to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet and Woods breaches any of the Woods Covenants, an aggregate of $1,000,000 shall be subject to set off by Youbet or payment from the Retention Escrow Account.
     (d) Seller, Tracy and Woods hereby agree that (i) with respect to each of Tracy and Woods, if Youbet sets off $500,000 against amounts due and outstanding under the $1.8 Million Note or is paid $500,000 from the Retention Escrow Account as provided in either Section 2(a) or (b), then such $500,000 shall be deemed to be an advance to Tracy or Woods, as applicable, on distributions to be made pursuant to Section 7.2 of Seller’s Limited Liability Company Agreement, dated as of September 5, 2003, as amended (the “Seller LLC Agreement”; and any such advance, a “Deemed Executive Distribution”), and shall appropriately reduce distributions to be made thereafter by Seller to Tracy or Woods, as applicable, under Section 7.2 of the Seller LLC Agreement, when and as made by Seller, and (ii) that appropriate adjustments, as determined by Seller’s board of directors, will be made to the allocations of “Profits” and “Losses”, as applicable, to take into account any such Deemed Executive Distribution.

     4. Management Retention Agreement not a Service Contract. Effective as of the date first set forth above, Section 3 of the Agreement is amended and restated in its entirety to read as follows:
     3. Management Retention Agreement not a Service Contract. This Agreement is not an employment or service contract, this Agreement shall not be deemed to create (nor shall it be interpreted or construed as creating) any service contract or an employment or service relationship and nothing herein shall be deemed to create in any way whatsoever any obligation on Tracy’s part to continue in the employ of United Tote or its affiliates, or of United Tote or its affiliates to continue Tracy’s employment.
     5. Full Force and Effect. Except as is expressly stated herein, the Agreement, as further modified by this Amendment, shall remain in full force and effect and unchanged.
     6. Counterparts. This Amendment may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine, e-mail of a PDF file or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine, e-mail of a PDF file or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail of a PDF file or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     7. Governing Law; Consent To Jurisdiction. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW) APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN SUCH STATE. EACH PARTY HERETO CONSENTS TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY CLAIM OR DISPUTE ARISING IN CONNECTION WITH THIS AMENDMENT. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR ANY RIGHT ARISING OUT OF THIS AMENDMENT MAY BE BROUGHT AGAINST EACH PARTY HERETO IN THE COURTS OF THE STATE OF NEW YORK.
     8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, IRREVOCABLY AND INTENTIONALLY FOREVER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER ARISING IN TORT OR CONTRACT) BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN) OR ACTION OF ANY PERSON OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS

AMENDMENT (INCLUDING WITHOUT LIMITATION ANY ACTION TO RESCIND OR CANCEL THIS AMENDMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AMENDMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AMENDMENT.
     9. Headings. The subject headings of this Amendment are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
     10. No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
     11. Entire Agreement. All references in the Agreement, or otherwise to the Agreement, hereafter shall be deemed to include the Agreement as amended by this Amendment.
     IN WITNESS WHEREOF, the parties have executed this Amendment to Management Retention Agreement as of the date first above written.

YOUBET.COM, INC.
By:	/s/ Gary W. Sproule
Name:	Gary W. Sproule
Title:	Chief Financial Officer

UT GROUP, LLC
By:	/s/ Robert E. Michalik
Name:	Robert E. Michalik
Title:	Vice President

/s/ Joe Tracy
Joe Tracy

/s/ Terry Woods
Terry Woods